                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
             -------------------------------------------------------
                                  SCHEDULE 13G

                                 (RULE 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)


                            (AMENDMENT NO. _______)(1)


                                   CORIO, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    218875102
--------------------------------------------------------------------------------
                                 (CUSIP Number)



--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        / /   Rule 13d-1(b)

        / /   Rule 13d-1(c)

        /X/   Rule 13d-1(d)


______________________________

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 218875102                    13G                     Page 2 of 9 Pages
--------------------------------------------------------------------------------
     1       Name of Reporting Persons
             S.S. or I.R.S. Identification Nos. of above persons

             KPCB JAVA FUND, L.P., A CALIFORNIA LIMITED PARTNERSHIP ("KPCB
             JAVA") 77-0432307
--------------------------------------------------------------------------------
     2       Check the Appropriate Box if a Member of a Group*  (a)/ /   (b)/x/
--------------------------------------------------------------------------------
     3       SEC Use Only
--------------------------------------------------------------------------------
     4       Citizenship or Place of Organization

                   CALIFORNIA LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
     Number of      5      Sole Voting Power                                 0
      Shares
  Beneficially    --------------------------------------------------------------
    Owned by        6      Shared Voting Power                       5,762,308
      Each
   Reporting      -------------------------------------------------------------
  Person With       7      Sole Dispositive Power                            0

                  --------------------------------------------------------------
                    8      Shared Dispositive Power                  5,762,308

--------------------------------------------------------------------------------
     9       Aggregate Amount Beneficially Owned by                  5,762,308
             Each Reporting Person
--------------------------------------------------------------------------------
    10       Check Box if the Aggregate Amount in Row (9)                  / /
             Excludes Certain Shares*
--------------------------------------------------------------------------------
    11       Percent of Class Represented by Amount in Row 9             11.7%
--------------------------------------------------------------------------------
    12       Type of Reporting Person*                                     PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 218875102                    13G                     Page 3 of 9 Pages
--------------------------------------------------------------------------------
     1       Name of Reporting Persons
             S.S. or I.R.S. Identification Nos. of above persons

             KLEINER PERKINS CAUFIELD & BYERS VIII, L.P., A CALIFORNIA LIMITED
             PARTNERSHIP ("KPCB VIII") 77-0431351
--------------------------------------------------------------------------------
     2       Check the Appropriate Box if a Member of a Group*  (a)/ /   (b)/x/
--------------------------------------------------------------------------------
     3       SEC Use Only
--------------------------------------------------------------------------------
     4       Citizenship or Place of Organization

                   CALIFORNIA LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
   Number of        5      Sole Voting Power                                 0
    Shares
  Beneficially    --------------------------------------------------------------
    Owned by        6      Shared Voting Power                       5,184,572
      Each
   Reporting      -------------------------------------------------------------
  Person With       7      Sole Dispositive Power                            0

                  --------------------------------------------------------------
                    8      Shared Dispositive Power                  5,184,572

--------------------------------------------------------------------------------
     9       Aggregate Amount Beneficially Owned by                  5,184,572
             Each Reporting Person
--------------------------------------------------------------------------------
    10       Check Box if the Aggregate Amount in Row (9)                  / /
             Excludes Certain Shares*
--------------------------------------------------------------------------------
    11       Percent of Class Represented by Amount in Row 9             10.5%
--------------------------------------------------------------------------------
    12       Type of Reporting Person*                                     PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 218875102                    13G                     Page 4 of 9 Pages
--------------------------------------------------------------------------------
     1       Name of Reporting Persons
             S.S. or I.R.S. Identification Nos. of above persons

             KPCB VIII ASSOCIATES, L.P., A CALIFORNIA LIMITED PARTNERSHIP ("KPCB VIII ASSOCIATES") 94-3240818

--------------------------------------------------------------------------------
     2       Check the Appropriate Box if a Member of a Group*  (a)/ /   (b)/x/
--------------------------------------------------------------------------------
     3       SEC Use Only
--------------------------------------------------------------------------------
     4       Citizenship or Place of Organization

                   CALIFORNIA LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
                    5      Sole Voting Power                                 0
                  --------------------------------------------------------------
                    6      Shared Voting Power

                           11,247,114 shares of which 5,762,308
                           shares are held directly by KPCB Java,
                           5,184,572 shares are held directly by
                           KPCB VIII, and 300,234 shares are held
                           directly by KPCB VIII Founders Fund,
                           L.P., a California limited partnership
    Number of              ("KPCB VIII FF"). KPCB VIII Associates is
     Shares                the general partner of the general
  Beneficially             partner of KPCB Java and the general
    Owned By               partner of KPCB VIII and KPCB VIII FF.
      Each        --------------------------------------------------------------
   Reporting        7      Sole Dispositive Power                            0
  Person With     --------------------------------------------------------------
                    8      Shared Dispositive Power

                           11,247,114 shares of which 5,762,308
                           shares are held directly by KPCB Java,
                           5,184,572 shares are held directly by
                           KPCB VIII, and 300,234 shares are held
                           directly by KPCB VIII FF. KPCB VIII
                           Associates is the general partner of the
                           general partner of KPCB Java and the
                           general partner of KPCB VIII and KPCB
                           VIII FF.
--------------------------------------------------------------------------------
     9       Aggregate Amount Beneficially Owned by                  11,247,114
             Each Reporting Person
--------------------------------------------------------------------------------
    10       Check Box if the Aggregate Amount in Row (9)                  / /
             Excludes Certain Shares*
--------------------------------------------------------------------------------
    11       Percent of Class Represented by Amount in Row 9             22.8%
--------------------------------------------------------------------------------
    12       Type of Reporting Person*                                     PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 218875102                    13G                     Page 5 of 9 Pages
--------------------------------------------------------------------------------
     1       Name of Reporting Persons
             S.S. or I.R.S. Identification Nos. of above persons

             VINOD KHOSLA
--------------------------------------------------------------------------------
     2       Check the Appropriate Box if a Member of a Group*  (a)/ /   (b)/x/
--------------------------------------------------------------------------------
     3       SEC Use Only
--------------------------------------------------------------------------------
     4       Citizenship or Place of Organization

             UNITED STATES
--------------------------------------------------------------------------------
                    5      Sole Voting Power                                 0
                  --------------------------------------------------------------
                    6      Shared Voting Power

                           11,524,614 shares of which 5,762,308 shares
                           are held directly by KPCB Java, 5,184,572
                           shares are held directly by KPCB VIII,
                           300,234 shares are held directly by KPCB
                           VIII FF, and 277,500 shares are held
                           directly by KPCB Information Sciences
                           Zaibatsu Fund II, L.P., a California limited
                           partnership ("KPCB ZF II"). KPCB VIII
                           Associates is the general partner of the
                           general partner of KPCB Java and the general
                           partner of KPCB VIII and KPCB VIII FF. KPCB
                           VII Associates is the general partner of
                           KPCB ZF II. Mr. Khosla is a general partner
                           of KPCB VIII Associates and KPCB VII
    Number of              Associates. Mr. Khosla disclaims beneficial
     Shares                ownership of the shares held directly by
  Beneficially             KPCB Java, KPCB VIII, KPCB VIII FF and
    Owned By               KPCB ZF II.
      Each        --------------------------------------------------------------
   Reporting        7      Sole Dispositive Power                            0
  Person With     --------------------------------------------------------------
                    8      Shared Dispositive Powers

                           11,524,614 shares of which 5,762,308 shares
                           are held directly by KPCB Java, 5,184,572
                           shares are held directly by KPCB VIII,
                           300,234 shares are held directly by KPCB
                           VIII FF, and 277,500 shares are held
                           directly by KPCB ZF II. KPCB VIII Associates
                           is the general partner of the general
                           partner of KPCB Java and the general partner
                           of KPCB VIII and KPCB VIII FF. KPCB VII
                           Associates is the general partner of KPCB ZF
                           II. KPCB VII Associates is the general
                           partner of KPCB ZF II. Mr. Khosla is a
                           general partner of KPCB VIII Associates and
                           KPCB VII Associates. Mr. Khosla disclaims
                           beneficial ownership of the shares held
                           directly by KPCB Java, KPCB VIII, KPCB III FF
                           and KPCB ZF II.
-------------------------------------------------------------------------------
     9       Aggregate Amount Beneficially Owned by                 11,524,614
             Each Reporting Person
-------------------------------------------------------------------------------
    10       Check Box if the Aggregate Amount in Row (9)                  / /
             Excludes Certain Shares*
-------------------------------------------------------------------------------
    11       Percent of Class Represented by Amount in Row 9             23.4%
-------------------------------------------------------------------------------
    12       Type of Reporting Person*                                     IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 218875102                   13G                      Page 6 of 9 Pages
------------ -------------------------------------------------------------------
     1       Name of Reporting Persons
             S.S. or I.R.S. Identification Nos. of above persons

             THEODORE E. SCHLEIN
--------------------------------------------------------------------------------
     2       Check the Appropriate Box if a Member of a Group*  (a)/ /   (b)/x/
--------------------------------------------------------------------------------
     3       SEC Use Only
--------------------------------------------------------------------------------
     4       Citizenship or Place of Organization

             UNITED STATES
--------------------------------------------------------------------------------
                                5      Sole voting power                       0
                                ------------------------------------------------
                                6      Shared voting power

                                       11,524,614 shares of which 5,762,308
                                       shares are held directly by KPCB Java,
                                       5,184,572 shares are held directly by
                                       KPCB VIII, 300,234 shares are held
                                       directly by KPCB VIII FF, and 277,500
                                       shares are held directly by KPCB ZF II.
                                       KPCB VIII Associates is the general
                                       partner of the general partner of KPCB
                                       Java and the general partner of KPCB VIII
                                       and KPCB VIII FF. KPCB VII Associates is
                                       the general partner of KPCB ZF II. Mr.
                                       Schlein is a limited partner of KPCB VIII
                                       Associates and KPCB VII Associates. Mr.
                                       Schlein disclaims beneficial ownership of
   Number of                           the shares held directly by by KPCB Java,
    Shares                             KPCB VIII, KPCB VIII FF and KPCB ZF II.
 Beneficially                ---------------------------------------------------
   Owned By                     7      Sole dispositive power                  0
     Each                    ---------------------------------------------------
  Reporting                     8      Shared dispositive power
 Person With
                                       11,524,614 shares of which 5,762,308
                                       shares are held directly by KPCB Java,
                                       5,184,572 shares are held directly by
                                       KPCB VIII, 300,234 shares are held
                                       directly by KPCB VIII FF, and 277,500
                                       shares are held directly by KPCB ZF II.
                                       KPCB VIII Associates is the general
                                       partner of the general partner of KPCB
                                       Java and the general partner of KPCB VIII
                                       and KPCB VIII FF. KPCB VII Associates is
                                       the general partner of KPCB ZF II. Mr.
                                       Schlein is a limited partner of KPCB VIII
                                       Associates and KPCB VII Associates. Mr.
                                       Schlein disclaims beneficial ownership of
                                       the shares held directly by by KPCB Java,
                                       KPCB VIII, KPCB VIII FF and KPCB ZF II.
-------------------------------------------------------------------------------
     9       Aggregate Amount Beneficially Owned by                 11,524,614
             Each Reporting Person
-------------------------------------------------------------------------------
    10       Check Box if the Aggregate Amount in Row (9)                  / /
             Excludes Certain Shares*
-------------------------------------------------------------------------------
    11       Percent of Class Represented by Amount in Row 9             23.4%
-------------------------------------------------------------------------------
    12       Type of Reporting Person*                                     IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                   Page 7 of 9 Pages
     ITEM 1(a)       NAME OF ISSUER:

                     Corio, Inc.

     ITEM 1(b)       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                     959 Skyway Road, Suite 100
                     San Carlos, CA 94070

   ITEM 2(a)-(c)     NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING:

                     This statement is being filed by KPCB VIII Associates whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. Mr. Khosla, a general partner of KPCB VIII Associates and KPCB VII Associates, and Mr. Schlein, a limited partner of KPCB VIII Associates and KPCB VII Associates, whose principal business address is c/o Kleiner Perkins Caufield & Byers, 2750 Sand Hill Road, Menlo Park, CA 94025, are both United States citizens. KPCB VIII Associates is the general partner of the general partner of KPCB Java and the general partner of KPCB VIII and KPCB VIII FF. KPCB VII Associates is the general partner of KPCB ZF II.

     ITEM 2(d)       TITLE OF CLASS OF SECURITIES:

                     Common Stock

     ITEM 2(e)       CUSIP NUMBER:

                     218875102

     ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                     Not Applicable

      ITEM 4.        OWNERSHIP.

                     See rows 5-11 of cover pages.

      ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                     Not Applicable

      ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                     PERSON.

                     Under certain circumstances set forth in the limited partnership agreements of KPCB Java, KPCB VIII, KPCB VIII FF and KPCB ZF II, the general and limited partners of such entities, may have the right to receive dividends on, or the proceeds from the sale of the Shares of Corio, Inc. held by such entity. No such partner's rights relate to more than five percent of the class.

      ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                     Not Applicable

      ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                     Not Applicable

      ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

                     Not Applicable

     ITEM 10.        CERTIFICATION.

                     Not Applicable

                                                   Page 8 of 9 Pages

                                     SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 13, 2001

VINOD KHOSLA                          KPCB VIII ASSOCIATES, L.P.,
THEODORE E. SCHLEIN                   A CALIFORNIA LIMITED PARTNERSHIP





Signature: /s/  Michael S. Curry      Signature:  /s/  Brook H. Byers
           -----------------------                ------------------------------
           Michael S. Curry                       Brook H. Byers
           Attorney-in-Fact                       A General Partner

                                      KPCB JAVA FUND, L.P., A CALIFORNIA
                                      LIMITED PARTNERSHIP


                                      KPCB VIII Associates, L.P., a California
                                      Limited Partnership, General Partner of
                                      its General Partner


                                      KLEINER PERKINS CAUFIELD & BYERS
                                      VIII, L.P., A CALIFORNIA LIMITED
                                      PARTNERSHIP


                                      By:   KPCB VIII Associates, L.P., a
                                      California Limited Partnership,
                                      its General Partner


                                      Signature:  /s/  Brook H. Byers
                                                  ------------------------------
                                                  Brook H. Byers
                                                  A General Partner

                                                   Page 9 of 9 Pages

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 13, 2001 containing the information required by Schedule 13G, for the Shares of Corio, Inc., held by KPCB Java Fund, L.P., a California limited partnership, and Kleiner Perkins Caufield & Byers VIII, L.P., a California limited partnership, and with respect to the general partners, such other holdings as may be reported therein.

Date:      February 13, 2001

VINOD KHOSLA                          KPCB VIII ASSOCIATES, L.P., A CALIFORNIA
THEODORE E. SCHLEIN                   LIMITED PARTNERSHIP



Signature: /s/  Michael S. Curry      Signature: /s/  Brook H. Byers
           -----------------------               -------------------------------
           Michael S. Curry                      Brook H. Byers
           Attorney-in-Fact                      A General Partner


                                      KPCB JAVA FUND, L.P., A CALIFORNIA
                                      LIMITED PARTNERSHIP


                                      KPCB VIII Associates, L.P., a California
                                      Limited Partnership, General Partner of
                                      its General Partner


                                      KLEINER PERKINS CAUFIELD & BYERS VIII,
                                      L.P., A CALIFORNIA LIMITED PARTNERSHIP


                                      By:   KPCB VIII Associates, L.P.,
                                      a California Limited Partnership,
                                      its General Partner


                                      Signature:  /s/  Brook H. Byers
                                                  ------------------------------
                                                  Brook H. Byers
                                                  A General Partner